EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK, INC. COMPLETES ACQUISITION OF
BRANDIMAGE - DESGRIPPES & LAGA

DES PLAINES, IL, October 19, 2011 -- Schawk, Inc. -- (NYSE: SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, announced today that it has closed its previously announced acquisition of substantially all of the assets of Lipson Associates, Inc. and Laga, Inc., which does business as Brandimage – Desgrippes & Laga, or “Brandimage,” for a cash purchase price of $25 million, subject to certain closing and post-closing adjustments, and the assumption of certain trade account and business related liabilities. Schawk funded the purchase price through a draw from its existing credit facility.

Brandimage is a leading independent branding and design network specializing in providing services that seek to engage and enhance the brand experience, including brand positioning and strategy, product development and structural design, package design and environmental design.  Brandimage, with unaudited 2010 revenues of approximately $32 million, has operations in Chicago, Cincinnati, Paris, Brussels, Shanghai, Seoul and Hong Kong. Brandimage will operate in conjunction with Schawk’s current brand development capabilities, which are performed under its Anthem Worldwide brand.

President and Chief Executive Officer David A. Schawk commented, “Brandimage has established outstanding relationships with its clients by providing world class service throughout their locations. I am very pleased and excited to add such a strong group thereby further enhancing Schawk’s brand development capabilities.”

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 21 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

About Brandimage – Desgrippes & Laga
Brandimage – Desgrippes & Laga, one of the world’s leading design firms, offers fully integrated services designed to deliver meaningful brand experiences for consumers.  With offices in America, Europe and Asia, its global team of talented design and marketing experts builds on holistic expertise in brand strategy, innovation and consumer insight through its comprehensive portfolio of services:  brand identity, industrial design, packaging, interactive, retail experience and architecture.  Brandimage – Desgrippes & Laga serves clients globally across a variety of industries, ranging from consumer packaged goods to luxury brands, health & beauty, retail, finance, technology, sports, entertainment and tourism.

Safe Harbor Statement
Certain statements in this release related to the acquisition of Brandimage are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of various factors, such as, among other things, higher than expected costs or unanticipated difficulties associated with integrating acquired operations as well as other risks and uncertainties associated with Schawk’s business generally as detailed in its filings with the Securities and Exchange Commission.